EXHIBIT 10.2

                            REVOLVING PROMISSORY NOTE
                            -------------------------

$35,000,000.00                                                 October ___, 1996

        FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates and in the amounts so herein stipulated, the undersigned, CONSOLIDATED GRAPHICS, INC. acting by and through its duly authorized officer, ("Borrower"), PROMISES TO PAY TO THE ORDER OF NATIONSBANK OF TEXAS, N.A. ("Lender"), in Houston, Harris County, Texas, the sum of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00) or, if less, the aggregate unpaid principal amount of advances made by Lender to Borrower pursuant to this Note, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and to pay interest on the unpaid principal amount from date until maturity at a rate equal to the Stated Rate (as hereinafter defined), not to exceed the maximum non-usurious interest rate permitted by applicable law from time to time in effect as such law may be interpreted, amended, revised, supplemented or enacted ("Maximum Rate"), provided that if at any time the Stated Rate exceeds the Maximum Rate then interest hereon shall accrue at the Maximum Rate. In the event the Stated Rate subsequently decreases to a level which would be less than the Maximum Rate or if the Maximum Rate applicable to this Note should subsequently be changed, then interest hereon shall accrue at a rate equal to the applicable Maximum Rate until the aggregate amount of interest so accrued equals the aggregate amount of interest which would have accrued at the Stated Rate without regard to any usury limit, at which time interest hereon shall again accrue at the Stated Rate. As used herein, the Stated Rate shall mean, in the absence of Borrower's exercise of a LIBOR Option (as defined in the Loan Agreement), the applicable Prime Rate as set forth in the column entitled "Interest Rate Options" in the following paragraph.

        In the event the Borrower exercises its right to select LIBOR (as defined in the Loan Agreement), (i) such selection shall be in accordance with the provisions of the Loan Agreement and (ii) the Stated Rate as to the LIBOR Portion (as defined in the Loan Agreement) shall be as follows:

        Applicable Funded Debt/                           Interest Rate
             EBITDA RATIO                                    OPTIONS
             ------------                                    -------

        Less than or equal to                             LIBOR + .625% or
        .75 to 1.0                                        Prime Rate

        Greater than  .75 to                              LIBOR + .875% or
        1.0 but less than or                              Prime Rate
        equal to 1.5 to 1.0

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        Greater than 1.5                                  LIBOR + 1.25% or
        to 1.0 but less than                              Prime Rate
        or equal to 2.0 to 1.0

        Greater than 2.0                                  LIBOR + 1.50% or
        to 1.0 but less than                              Prime Rate + .25%
        or equal to 2.5 to 1.0

        Greater than 2.5                                  LIBOR + 1.75% or
        to 1.0                                            Prime Rate + .25%

The adjustment in the applicable Stated Rate of this Note shall be effective either (i) the first of the month following receipt of quarterly financial statements pursuant to Section 3.1 and Compliance Certificate pursuant to
Section 3.8 of the Loan Agreement indicating the Funded Debt to EBITDA Ratio (as such terms are defined in the Loan Agreement) or (ii) upon an Interim Rate Determination Date as such term is defined in the Loan Agreement, based upon the ratio so redetermined.

               Interest shall be due and payable monthly as it accrues on the first day of each and every month, beginning November 1, 1996, and continuing regularly thereafter until October 31, 1998, when the entire balance of principal and accrued interest shall be due and payable.

               This Note is the Revolving Note referred to in, is subject to, and is entitled to the benefits of, the Amended and Restated Loan Agreement dated November 7, 1994, between Borrower and Lender, as amended by that certain First Amendment to Loan Agreement dated August 23, 1995, as that Amended and Restated Loan Agreement may be further amended, modified or supplemented from time to time (as amended, the "Loan Agreement"). The Loan Agreement contains, among other things, provisions for the acceleration of the maturity hereof upon the occurrence of certain stated events. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning as in the Loan Agreement.

        It is agreed that time is of the essence of this agreement. Upon the occurrence of an Event of Default, Lender may accelerate and declare this Note immediately due and payable as provided in the Loan Agreement. Any failure to exercise this option shall not constitute a waiver by Lender of the right to exercise the same at any other time.

        Upon the occurrence of an Event of Default under Section 5.1(a) of the Loan Agreement or in the event this Note is declared due interest shall accrue at the lesser of (i) the Prime Rate plus two percent (2%) per annum or (ii) the Maximum Rate.

        Borrower hereby agrees to pay all expenses incurred, including reasonable attorneys' fees, all of which shall become a part of the

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principal hereof, if this Note is placed in the hands of an attorney for collection or if collected by suit or through any probate, bankruptcy or any other legal proceedings.

        Interest charges will be calculated on amounts advanced hereunder on the actual number of days these amounts are outstanding on the basis of a 365 or 366-day year, as is applicable. It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, no such provision shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then in such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower, endorsers or guarantors, nor their heirs, legal representatives, successors or assigns nor any other party liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Borrower, and (4) the provisions of this Note and any documents securing payment of this Note shall be automatically reformed so that the effective rate of interest shall be reduced to the Maximum Rate. For the purpose of determining the Maximum Rate, all interest payments with respect to this Note shall be amortized, prorated and spread throughout the full term of the Note so that the effective rate of interest on account of this
Note is uniform throughout the term hereof.

        Borrower agrees that the Maximum Rate to be charged or collected pursuant to this Note shall be the applicable indicated rate ceiling as defined in TEX. REV. CIV. STAT. ANN. Art. 5069-1.04, provided that Lender may rely on other applicable laws, including without limitation laws of the United States, for calculation of the Maximum Rate if the application thereof results in a greater Maximum Rate. Except as provided above, the provi-sions of this Note shall be governed by the laws of the State of Texas.

        Each maker, surety, guarantor and endorser (i) waives demand, grace, notice, presentment for payment, notice of intention to accelerate the maturity hereof, notice of acceleration of the maturity hereof and protest, (ii) agrees that this Note and the liens securing its payment may be renewed, and the time of payment extended from time to time, without notice and without releasing any of the foregoing, and (iii) agrees that without notice or consent from any maker, surety, guarantor, or endorser, Lender may release any collateral which may from time to time be pledged to secure repayment of this Note, or may release any party who might be liable for this Note.

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        Subject to the provisions of the Loan Agreement, Borrower may prepay this Note, in whole or in part, at any time prior to maturity without penalty, and interest shall cease on any amount prepaid.

        As used in this Note, the term "Prime Rate" shall mean the variable rate of interest announced by Lender from time to time as its prime rate of interest and, without notice to the maker of this Note or any other person, such rate of interest shall change as and when changes in that prime rate of interest are announced. The Prime Rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that many of Lender's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate of interest actually charged on any loan, and that Lender may make various commercial or other loans at rates of interest having no relationship to the Prime Rate. If at any time the "Prime Rate" of NationsBank of Texas, N.A. is no longer available, then the owner of this Note ("Owner") will designate a different "Prime Rate" as announced by a national banking association of Owner's choice.

        The principal of this Note represents funds which Lender will advance to Borrower from time to time upon request of Borrower.
Any part of the principal may be repaid by Borrower and thereafter reborrowed, provided the outstanding principal amount of this Note shall never exceed the face amount of this Note. Each advance shall constitute a part of the principal hereof and shall bear interest from the date of the advance. The provisions of TEX. REV. CIV. STAT. ANN. Art. 5069-15.01, ET SEQ, as may be amended, shall not apply to this Note or to any of the security documents executed in connection with this Note.

        Borrower represents and warrants that this loan is for business, commercial, investment or similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One of the Texas Credit Code.

                                            CONSOLIDATED GRAPHICS, INC.

                                       By: /s/ JOE R. DAVIS
                                               Joe R. Davis
                                               Chief Executive Officer

                                                     "BORROWER"

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